EXHIBIT 99.1
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   HEIDRICK & STRUGGLES SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
   SUBSTANTIALLY ALL OF THE ASSETS OF HIGHLAND PARTNERS' EXECUTIVE SEARCH OPERATIONS


   CHICAGO, Sept. 18 /PRNewswire-FirstCall/ -- Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world's premier executive search and leadership consulting firm, today announced the signing of a definitive agreement to acquire substantially all of the assets of Highland Partners, a leading retained executive search boutique and a division of Hudson Highland Group, Inc. (Nasdaq: HHGP).

   "The acquisition of Highland Partners, with annualized revenue in excess of $55 million, is a highly strategic fit for Heidrick & Struggles," said Kevin Kelly, Chief Executive Officer of Heidrick & Struggles. "The addition of Highland Partners enhances our scale and competitive position in the US, UK, Canada and Australia. It also provides additional expertise in new areas of the financial services sector, significantly adds to our Life Sciences industry group practice and allows us to scale our business more quickly in order to maximize the operating leverage inherent in our business model. In addition, we see a number of synergies in combining the businesses that will provide further upside to our ability to bring value to shareholders."

   Heidrick & Struggles will acquire Highland Partners' business through an asset purchase funded from existing cash for $36.6 million in initial consideration to Hudson Highland Group. Hudson Highland Group will also be eligible to receive additional payments through 2008 based on certain performance metrics of the acquired business, which could increase the total purchase price to a maximum of $51.6 million. The acquisition is expected to close within 30 days, subject to a minimum number of Highland Partners consultants agreeing to join Heidrick & Struggles as well as other customary closing conditions. No regulatory approvals are required. Following closing, Highland Partners will be integrated into Heidrick & Struggles' operations.

   Not including the effect of this acquisition, Heidrick & Struggles reiterates its 2006 annual guidance for net revenue of between $445 million and $465 million, with a full-year operating margin, excluding any changes to estimates in restructuring reserves, of approximately 12 percent. The Company believes that this transaction will be slightly dilutive to earnings and cash flow for the full year 2006, but is expected to be accretive to earnings in 2007. The Company plans to update its 2006 annual guidance for net revenue and operating margin to reflect the acquisition when it releases financial results for its third quarter ended September 30, 2006, currently scheduled for October 31, 2006.




   "This is a rare opportunity to add a leading retained executive search business to our operations, and we believe that clients, employees and shareholders all stand to benefit," said Kelly. "The addition of Highland Partners' talent, as we welcome some of this industry's finest search consultants to our firm, will allow us to expand service offerings to both of our client lists. Of particular importance is our commitment to providing Highland Partners' clients with a seamless transition, maintaining the quality of counsel, level of trust and client service they have come to expect. Our employees will have the opportunity to work for one of the largest retained search firms in the world. And finally, we believe that the revenue generating opportunities resulting from this transaction, combined with our financial discipline and continued focus on improving operating margins, increase our prospects for success and value creation."

   About Heidrick & Struggles International, Inc.

   Heidrick & Struggles International, Inc. is the world's premier provider of senior-level executive search and leadership consulting services, including talent management, board building, executive on-boarding and M&A effectiveness. For more than 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit http://www.heidrick.com.

   About Highland Partners

   Highland Partners is a leading global retained executive search business, specializing in recruiting at the executive level, including board directors. The firm is organized along both industry and geographic lines, allowing it to offer clients exclusive access to an international talent base. Highland Partners is a division of Hudson Highland Group, Inc., a leading professional staffing, retained executive search and talent management solutions provider. More information about Hudson Highland Group can be found at http://www.hudsonhighlandgroup.com .

   Forward-Looking Statements

   This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; the condition of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to realize our tax loss carryforwards; the timing of any deferred tax asset valuation allowance reversals; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; and delays in the development and/or implementation of new technology and systems. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


   "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Heidrick & Struggles International, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.